SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                             Date of Report 03/08/01


               Environmental Oil Processing Technology Corporation


     Utah       Commission File No. 0-29509       (IRS Employer No. 82-0520055


     2801 Brandt Avenue, Nampa, Idaho                           83687


Registrant's telephone number, (208)-463-0063 Fax:(208) 463-7601


         (Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets:

     a. Registrant commenced development of its Reno Project on March 16, 2001, by opening escrow to purchase 20 Acres of industrial property in Reno, Nevada, for $1,500,000 cash with the close of escrow expected June 9, 2001. The property will be used for Registrant's Reno Project which presently is planned for three 10MW power generators and two used-oil refineries, as well as additional ancillary support equipment. The power generators are expected to be delivered June 25 and be operational August 1, 2001. Registrant is planning for the fabrication of the first refinery to be completed by the end of the year. Funding for the purchase of the land is provided by an independent non-shareholder private party loan.

     b. Registrant delivered a Purchase Order for the purchase of three 10MW simple cycle gas turbine power generator sets, each to be a separate and stand alone unit and consist of all components. The Purchase Order was approved on March 8, 2001, for delivery of the generator sets by June 25, 2001. Registrant expects the generators to be operational by August 1, 2001. The purchase price is US$8,400,000 cash with a 10% deposit and incremental payments with final payment due after the units are tested and approved after delivery. The units are to be delivered to Registrant's designated site in Reno, Nevada, as part of its Reno Project. The power generator sets are independent stand alone generating units to be fueled by gas and/or diesel provided from Registrant's used-oil re-refining plants, initially from Nampa, Idaho. The purchase of the generator sets is being made with funds from an independent non-shareholder private party loan.

Item 5. Other Events:

     Effective March 20, 2001, Registrant entered into a termination and settlement agreement of the Consulting Agreement with Steven Antebi entered into January 2, 2001. Under the terms of the settlement Antebi will retain 1,200,000 shares of common stock and will return 5,364,999 shares of common stock, and waive any other rights to stock.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  Environmental Oil Processing Technology
                                  Corporation

Dated:   March 21, 2001           By /s/ N. Tod Tripple
                                     ---------------------------------------
                                     N. Tod Tripple, President